EXHIBIT 21

LIST OF SUBSIDIARIES
ZIONS BANCORPORATION, NATIONAL ASSOCIATION
AT DECEMBER 31, 2022

SUBSIDIARY	STATE OR JURISDICTION OF INCORPORATION/ORGANIZATION

Terra Amica, LLC	Delaware

Zions Capital Partners, Inc.	Delaware

Zions Center of Excellence, LLC	Delaware

Zions Opportunity Fund, Inc.	Delaware

PPS Data, LLC	Nevada

Amegy Holding Texas, Inc.	Texas

Exchange Services L.L.C.	Utah

Zions Capital Advisors, Inc.	Utah

Zions Credit Corp.	Utah

Zions Direct, Inc.	Utah

Zions Insurance Agency, Inc.	Utah

Zions Public Finance, Inc.	Utah

Zions SBIC, LLC	Utah

ZMFU II, Inc.	Utah